EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated March 31, 2026, relating to the consolidated financial statements of Independence Power Holdings, Inc. appearing in this Annual Report on Form 10-K of Independence Power Holdings, Inc. for the year ended December 31, 2025.

/s/ Whitley Penn LLP

Dallas, Texas

March 31, 2026